
E
W
RTDDH-3A
DDH04-21
RTRC-2
RTDDH-3
RTRC-3
RTDDH-1
RTRC-4
500m
400m
300m
200m
100m
SL
-100m
-200m
-300m
-400m
-500m
169.0m @
21.9%Fe, 0.09%Cu,
0.07g/t Au
347.0m @
22.5%Fe, 0.07%Cu,
0.04g/t Au
78.0m @
29.0%Fe, 0.10%Cu,
0.05g/t Au
66.0m @
30.1%Fe, 0.05%Cu,
0.03g/t Au
152.0m @
37.0%Fe, 0.08%Cu,
0.05g/t Au
216.0m @
45.7%Fe, 0.11%Cu,
0.03g/t Au
302.0m @
51.6%Fe, 0.10%Cu,
0.06g/t Au
216.0m @
51.1%Fe, 0.10%Cu,
0.08g/t Au
55.0
224.0
69.0
416.0
482.0
784.0
395.0
547.0
763.0
420.0
498.0
540.0
756.0
Metres
0 50 100 150 200 250
LITHOLOGIES
Overburden
Volcanic
Sediment
Dyke
Massive Magnetite
Semi-Massive Magnetite
Magnetite Breccia
Magnetite Stockwork
Basement
LEGEND
Surface
Overburden Contact
Mineralized Intercept (metres) with Weighted Average for Fe (%), Cu (%), Au (g/t)
Deposit Outline
Outline of High Intensity Part (0.75 Shell) 3D Magnetic Inversion Model
CARDERO RESOURCES CORP.

Geological E – W Section (B – B') , outline of 3D magnetic body and geochemistry results Central Zone, Pampa de Pongo.